EXHIBIT 10.3

EMPLOYMENT AGREEMENT

THIS AGREEMENT, effective as of March 15, 2008 (the “Effective Date”) by and between Intelli-Check - Mobilisa, Inc., a Delaware corporation (the “Company”), and Nelson Ludlow (“Employee”).

WITNESSETH THAT:

WHEREAS, the Company desires to employ Employee as an employee on the terms hereinafter set forth and Employee wishes to be so employed;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee hereby agree as follows:

1. Employment. Upon the terms and subject to the conditions contained in this Agreement, the Company agrees to employ Employee and Employee accepts such employment. Employee shall report directly to, and be subject to the supervision and direction of, the Board of Directors (the “Board”) of the Company.

2. Title and Duties. Employee will hold the title of “Chief Executive Officer.” Employee agrees to devote substantially all of his working time, attention, skill and effort during normal working hours to the performance of his duties to the Company. Employee agrees to perform such duties during such time faithfully and to the best of his abilities. Such duties shall be ordinarily performed by Employee at the offices of the Company, the headquarters of which shall be based at 191 Otto Street, Port Townsend, WA 98368.

3. Compensation. For all services rendered by Employee to the Company during the Term (as such term is later defined), the Company shall compensate Employee as follows:

a.
Salary. Employee shall be paid a base annual salary of $220,000. Such base annual salary is subject to annual review by the Board, in its sole discretion. Such salary shall be payable in accordance with the Company’s payroll procedures for salaried employees, but not less frequently than monthly.

b.	Bonus. The Company shall pay Employee an annual cash bonus in an amount to be determined by the Board based on such reasonable objectives established by the Board.

c.
Stock Options. The Company shall issue and grant Employee 25,000 stock options on March 20, 2008, which will immediately vest. Employee shall enter into a stock option agreement with the Company, substantially in the form of Exhibit B attached hereto,

d.
Expense Reimbursement.  Employee shall be reimbursed for all authorized business expenses which are incurred by Employee in the performance of Employee’s duties pursuant to this Agreement in accordance with the Company’s normal expense reimbursement policies. All such expenses shall be incurred in a manner consistent with the Company’s expense reimbursement policy and shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement, and in a format and manner consistent with the Company’s expense reimbursement policy.

e.
Benefits. Subject to any contribution generally required of Company executives, Employee shall be entitled to receive all executive perquisites and to participate in any and all employee benefit plans, including medical insurance and pension plans, now in existence or hereafter adopted from time to time by the Company which are provided to senior management or other comparable employees at Employee’s level.

f.
Withholding. All amounts payable to Employee pursuant to this Agreement shall be made subject to all applicable withholding. Employee will not be entitled to receive any compensation other than as provided in this Section.

4. Non-competition and Non-Solicitation. In consideration of Employee’s employment and continued employment by the Company, concurrently with the execution and delivery of this Agreement, Employee shall execute and deliver a Non-competition and Non-Solicitation Agreement in the form attached hereto as Exhibit A (the “Non-competition and Non-Solicitation Agreement”). The Non-competition and Non-Solicitation Agreement is hereby incorporated herein by reference and made a part hereof.

5. Term and Termination. The “Term” of this Agreement shall begin on the date hereof and shall continue for a period of two (2) years from the date hereof. Notwithstanding the previous sentence, the Term can be terminated in any one of the followings ways:

a.
Death. The death of Employee shall immediately terminate this Agreement. Upon such termination, Employee shall be entitled to receive all cash compensation earned and all reimbursements due through the effective date of termination.

b.
Disability. If Employee is no longer able to perform his duties hereunder due to illness, accident or other physical or mental condition and such disability is expected to continue with or without interruption for a period of ninety (90) days or longer, the Company may terminate this Agreement. Upon such termination, Employee shall be entitled to receive all cash compensation earned and all reimbursements due through the effective date of termination.

c.
With Company Cause. The Company may terminate this Agreement for Company Cause (as defined herein) upon written notice to Employee. “Company Cause” shall mean: (1) Employee’s conviction in a court of law of any felony or any plea of nolo contendre with respect thereto; (2) Employee’s continued, willful failure or refusal to perform specific written and reasonable directives of the Board regarding Employee’s duties and responsibilities which are consistent with the scope and nature of Employee’s duties and responsibilities as set forth in Section 0 hereof; (3) any flagrant act of dishonesty or disloyalty by Employee, or any act involving gross moral turpitude of Employee; or (4) any breach of the Non-competition and Non-Solicitation Agreement, which breach is uncured for a period of ten (10) days following written notice by the Company of the need to cure such breach. Upon a termination for Company Cause, Employee shall be entitled to receive all cash compensation earned and all reimbursements due through the effective date of termination.

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d.
Without Company Cause. This Agreement and the Term may be terminated without Company Cause by the Company at any time after the Initial Term upon written notice to Employee. Upon a termination by the Company without Company Cause: (i) Employee shall be entitled to receive all compensation earned and all reimbursements due through the effective date of termination; and (ii) Employee shall be entitled to receive a severance payment in an amount equal to one year of base salary at the time of termination paid over 12 equal monthly payments.

e.
With Employee Cause. Employee may terminate this Agreement for Employee Cause (as defined herein) upon written notice to the Company. “Employee Cause” shall mean the breach by the Company of any covenant, agreement or condition contained in this Agreement which breach is uncured for a period of ten (10) days following written notice by Employee of the need to cure such breach. Upon a termination for Employee Cause, Employee shall be entitled to receive all compensation earned and all reimbursements due through the effective date of termination and an amount equal to $50,000.

f.
Without Employee Cause. This Agreement and the Term may be terminated by Employee at any time without Employee Cause upon sixty (60) days written notice to the Company. Upon a termination by Employee without Employee Cause, Employee shall be entitled to receive all cash compensation earned and all reimbursements due through the effective date of termination.

g.
Effect of Termination. Upon any termination of this Agreement and the Term, all rights and obligations of the Company and Employee under this Agreement shall cease, except that Employee’s obligations under Section 0 and any applicable specific payment obligations of the Company under this Section 0 shall remain in full force and effect in accordance with their terms. Any such termination shall not affect the Non-competition and Non-Solicitation Agreement or any other agreement between the Company and Employee, each of which shall remain in full force and effect in accordance with its terms.

Upon any termination, Employee shall return all property, equipment and materials that are the property of the Company and shall use his reasonable efforts to cooperate with the Company and provide for a smooth transition of Employee’s duties to a new employee or executive.

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6. Amendment and Alteration. This Agreement constitutes the complete understanding between the parties with respect to the employment of Employee hereunder, and no statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein. This Agreement shall not be altered, modified, amended or terminated except by a written instrument signed by each of the parties thereto.

7. Severability. If any covenant or other provision of this Agreement is invalid, unlawful, or incapable of being enforced, by reason of any rule of law or public policy, it shall be enforceable to the maximum extent permitted by law and all other conditions and provisions of this Agreement which can be given effect without the invalid, unlawful or unenforceable provision, shall be given effect.

8. Non-Assignment. The obligations and rights of Employee shall inure to the benefit of, and shall be binding upon, himself and his personal representatives, and the obligations and rights of the Company shall inure to the benefit of, and shall be binding upon, it and its successors and assigns; provided, however, that Employee shall not have the right to assign any of his obligations under this Agreement.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York. The parties expressly consent to the exclusive jurisdiction of the courts (Federal and state) in the City of New York, New York for any judicial proceeding involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected herewith.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Company:		Employee:

INTELLI-CHECK - MOBILISA, INC.		NELSON LUDLOW

By:	/s/ Jeffrey Levy	/s/ Nelson Ludlow
Name: Jeffrey Levy
Title: Chairman of the Board

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EXHIBIT 10.3

Exhibit A

Form of Non-competition and Non-Solicitation Agreement

The undersigned, Nelson Ludlow, in consideration for and as a condition of his employment as an employee of the Company (the “Employee”), does hereby agree with the Company as follows:

1. Non-competition Covenant. During the period of employment as an Employee, the Employee shall devote substantially all of his available business time and best efforts to promoting and advancing the business of the Company. During the period of employment as an Employee and for a period of two (2) years after termination of such employment (for any reason, whether voluntarily or involuntarily), the Employee agrees that he shall not engage in, whether alone or as a partner, member, officer, director, consultant, agent, employee or stockholder of any commercial entity, any activity which is or may be competitive with the products and services being designed, conceived, marketed, provided, distributed, delivered or developed by the Company at the time of termination of such employment; provided, however, that the ownership of less than 1% of the stock of any corporation whose stock is traded on a national securities exchange or in the over-the-counter market shall not be a violation of this Section 1. During the period of employment as an Employee and while all restrictions contained herein apply, the Employee shall inform all prospective employers and business partners of such restrictions prior to acceptance of or entering into new employment or other business arrangement.

2. Non-solicitation.

a. Of Customers. During the period of employment as an Employee and for a period of two (2) years after termination of such employment (for any reason, whether voluntarily or involuntarily), the Employee shall not directly or indirectly either for himself or for any other commercial entity, solicit, divert or perform any services for or attempt to solicit, divert or perform any services for, any of the Company’s customers, prospective customers or business in existence at the time of termination of such employment. For purposes of this Agreement, “customers” shall include those customers that were customers of the Company within the twelve (12) month period prior to the Employee’s termination. For purposes of this Agreement, “prospective customers” shall include those persons and entities with which the Company has had discussions regarding, or to which the Company has made presentations for, business within the twelve (12) month period prior to the Employee’s termination. During the period of employment as an Employee and while all restrictions contained herein apply, the Employee shall inform all prospective employers and business partners of such restrictions prior to acceptance of or entering into new employment or other business arrangement.

b. Of Employees. During the period of employment by the Company and for a period of two (2) years after termination of such employment (for any reason, whether voluntarily or involuntarily), the Employee shall not directly or indirectly either for himself or for any commercial entity, solicit, recruit, attempt to recruit, hire or attempt to hire any of the Company’s employees. For purposes of this Agreement, “employees” shall include those persons employed by the Company on the date of such termination and during the one (1) year period thereafter and employees that were employees of the Company within the six (6) month period prior to the Employee’s termination. During the period of employment as an Employee and while all restrictions contained herein apply, the Employee shall inform all prospective employers and business partners of such restrictions prior to acceptance of or entering into new employment or other business arrangement.

3. Confidentiality. Employee shall not, at any time during or following termination or expiration of the term of this Agreement, directly or indirectly, disclose, publish or divulge to any person (except in the regular course of the Company's business), or appropriate, use or cause, permit or induce any person to appropriate or use, any proprietary, secret or confidential information of the Company including, without limitation, knowledge or information relating to its trade secrets, business methods, the names or requirements of customers or the prices, credit or other terms extended to its customers, all of which Employee agrees are and will be of great value to Company and shall at all times be kept confidential. Upon termination or expiration of this Agreement, Employee shall promptly deliver or return to Company all materials of a proprietary, secret or confidential nature relating to Company together with any other property of Company which may have theretofore been delivered to or may be in possession of Employee.

4. Absence of Conflicting Agreements. The Employee represents that he is not bound by any agreement or any other existing or previous business relationship that conflicts with or prevents the full performance of the Employee’s duties and obligations to the Company during the course of employment and while all restrictions contained herein apply.

5. Remedies Upon Breach. The Employee agrees that any breach of this Agreement by the Employee would cause irreparable damage to the Company. The Company shall have, in addition to any and all remedies under this Agreement and in law or equity, the right to an injunction or other equitable relief to prevent any violation of the Employee’s obligations hereunder, without the necessity of posting a bond or proving special damages.

6. No Employment Obligation. The Employee understands that this Agreement does not create an obligation on the part of the Company to continue the Employee’s employment with the Company but instead is a condition to the Employee’s initial employment, as the case may be.

7. Miscellaneous. As used herein, the term “Company” shall include the Company, its members, subsidiaries and affiliates. Any waiver by the Company of a breach of any provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof. This Agreement contains all oral and written agreements, representations and arrangements between the parties with respect to its subject matter, and no representations or warranties are made or implied, except as specifically set forth herein. No modification, waiver or amendment of any of the provisions of this Agreement shall be effective unless in writing and signed by both parties to this Agreement. If one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject matter so as to be unenforceable at law, such provision(s) shall be construed and reformed by the appropriate judicial body by limiting and reducing it (or them), so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear. The obligations of the Employee under this Agreement shall survive the termination of the Employee’s relationship with the Company regardless of the manner of such termination. This Agreement may not be assigned by Employee. All covenants and agreements hereunder shall inure to the benefit of and be enforceable by the successors of the Company. This Agreement shall be interpreted and construed pursuant to the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. The parties hereto hereby consent to personal jurisdiction and venue exclusively in the City of New York, New York with respect to any action or proceeding brought with respect to this Agreement. Each party will bear its own costs in respect of any disputes arising under this Agreement. The Employee recognizes and agrees that the enforcement of this Agreement is necessary to ensure the preservation, protection and continuity of the goodwill of the Company. The Employee agrees that, due to the proprietary nature of the Company’s business, the restrictions set forth in Sections 1 and 2 of this Agreement are reasonable as to duration and scope.

IN WITNESS WHEREOF, the undersigned Employee and the Company have executed this Agreement as of this day of .

INTELLI-CHECK - MOBILISA, INC.

By:	/s/ Jeffrey Levy
Name: Jeffrey Levy
Title: Chairman of the Board

EMPLOYEE:

/s/ Nelson Ludlow
Name: Nelson Ludlow
Title: Chief Executive Officer

Exhibit B

STOCK OPTION AGREEMENT

Intelli-Check - Mobilisa, Inc., a Delaware corporation (the “Company”), as of the 20th day of March, 2008 hereby grants to Nelson Ludlow (“Optionee”), residing at 73 Goldfinch Lane, Port Ludlow, WA 98365 in consideration of services rendered by Optionee to the Company, the irrevocable right and option (“Option”) to purchase all or part of an aggregate of 25,000 shares (“Shares”) of the Company’s common stock, par value $.01 per share (“Common Stock”), on the terms and conditions hereinafter set forth:
1.	Purchase Price. The purchase price for the Shares shall be 110% of the closing price on the date of grant subject to adjustment as provided in Paragraph 5 below.
2.	Term of Option: Exercise.
(a)	Subject to earlier termination pursuant hereto, the Option shall terminate ten (10) years from the date hereof. The Option shall vest all shares on March 20, 2008.
(b)
The Option shall be exercised by fifteen (15) days written notice to the Secretary or Treasurer of the Company at its then principal office. The notice shall specify the number of Shares as to which the Option is being exercised and shall be accompanied by payment in full of the purchase price for such Shares. The option price shall be payable in United States dollars, and may be paid in cash or by certified check on a United States bank or by other means acceptable to the Company. In no event shall the Company be required to issue any Shares (i) until counsel for the Company determines that the Company has complied with all applicable securities exchange or the National Association of Security Dealers Automated Quotation System on which the Common Stock may then be listed, and (ii) unless Optionee reimburses the Company for any tax withholding required and supplies the Company with such information and data as the Company may deem necessary.

(c)
Optionee shall not, by virtue of the granting of the Option, be entitled to any rights of a shareholder in the Company and shall not be considered a record holder of any Shares purchased by Optionee until the date on which Optionee shall actually be recorded as the holder of such Shares upon the stock records of the Company. The Company shall not be required to issue any fractional Share upon exercise of the Option and shall not be required to pay to Optionee the cash equivalent of any fractional Share interest.

3.	Restrictions on Transfer and Termination.
(a)
No option shall be transferred by Optionee otherwise than by will or by the laws of descent and distribution. During the lifetime of Optionee the Option shall be exercisable only by Optionee or by Optionee’s legal representative.

(b)
In the event of the termination of Optionee’s employment by the Company at any time for cause, the Option and all rights there under shall terminate. Should the employee end his employment prior to the termination date then the Option and all rights thereunder shall be exercisable by Optionee at any time within three (3) months thereafter, but not later than the termination date of the Option. Notwithstanding the foregoing, in the event Optionee is permanently and totally disabled (within the meaning of Section 105(d) (4), or any successor section, of the Internal Revenue Code), Optionee’s Option and all rights thereunder shall be exercisable by Optionee (or Optionee’s legal representative) at any time within six (6) months of Optionee’s termination of employment, but not later than the termination date of the Option.

(c)
If Optionee shall die while in the employ of the Company, the Option may be exercised by Optionee’s designated beneficiary or beneficiaries (or if none have been effectively designated, by Optionee’s executor, administrator or the person to whom Optionee’s rights under the Option shall pass by Optionee’s will or by the laws of descent and distribution) at any time within six (6) months after the date of Optionee’s death, but not later than the termination date of the Option.

(d)
This Option is granted pursuant to an Employment Agreement between Company and Optionee dated March 15, which Employment Agreement governs Optionee’s rights and obligations as an employee including, without limitation, Company’s right to terminate Optionee’s employment under certain circumstances, and nothing in this Agreement shall confer upon Optionee any additional rights with respect to the terms and conditions of Optionee’s employment.

4	Securities Act Matters.
(a)
Optionee represents that Shares issued upon any exercise of the Option will be acquired for Optionee’s own account for investment only and not with a view to the distribution thereof within the meaning of the Federal Securities Act of 1933, as amended (hereinafter, together with the rules and regulations thereunder, collectively referred to as the “Act”), and that Optionee does not intend to divide Optionee’s participation with others or transfer or otherwise dispose of all or any Shares except as below set forth. As herein used the terms “transfer” and “dispose” mean and include, without limitation, any sale, offer for sale, assignment, gift, pledge or other disposition or attempted disposition.

(b)
Optionee understands that in the opinion of the Securities and Exchange Commission (“SEC”) Shares must be held by Optionee for an indefinite period unless subsequently registered under the Act or unless an exemption from registration thereunder is available; that, under Rule 144 of the Act, after one or more years from the date of payment for and issuance of the shares, certain public sales thereof (which may be limited as to the number of Shares) may be made in accordance with the subject to the terms, conditions and restrictions of Rule 144, but only if certain reporting and other requirements thereunder have been complied with; and that should Rule 144 be inapplicable, registration or the availability of an exemption under the Act will be necessary in order to permit public distribution of any Shares. Optionee also understands that the Company is and will be under no obligation to register the Shares or to comply with any exemption under the Act.

(c)
Optionee shall not at any time transfer or dispose of any Shares except pursuant to either (i) a registration statement under the Act which registration statement has become effective as to the Shares being sold or (ii) a specific exemption from registration under the Act, but only after Optionee has first obtained either a “no-action” letter from the SEC, following full and adequate disclosure of all facts relating to such proposed transfer, or a favorable opinion from or acceptable to counsel to the Company that the proposed transfer or other disposition complies with and is not in violation of the Act or any applicable state “blue sky” or securities laws.

5.	Anti-Dilution Provisions.
(a)
Subject to the provisions of Paragraph 5(b) below, if at any time or from time to time prior to expiration of the Option there shall occur any change in the outstanding Common Stock of the Company by reason of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, recapitalization, reorganization, liquidation or the like, then and as often as the same shall occur, the kind and number of Shares subject to the Option, or the purchase price per share, or both, shall be adjusted by the Board of Directors of the Company (”Board”) in such manner as it may deem appropriate and equitable, the determination of which Board shall be binding and conclusive. Failure of the Board to provide for any such adjustment shall be conclusive evidence that no adjustment is required.

(b)
The Board shall have the right to engage a firm of independent certified public accountants, which may be the Company’s regular auditors, to make any computation provided for in this Section, and a certificate of that firm showing the required adjustment shall be conclusive and binding.

6.
Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be given either by (i) personal delivery or regular mail, in each case against receipt, or (ii) first class registered or certified mail, return receipt requested. Any such communication shall be deemed to have been given (i) on the date of receipt in the cases referred to in clause (i) of the preceding sentence and (ii) on the second day after the date of mailing in the cases referred to in clause (ii) of the preceding sentence. All such communications to the Company shall be addressed to it, to the attention of its Secretary or Treasurer, at its then principal office and to Optionee at the address set forth above or such other address as may be designated by like notice hereunder.

7.
Miscellaneous. This Agreement cannot be changed except in writing signed by the party to be charged. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed exclusively in New York. The Option has been granted pursuant to the Company’s 2004 Stock Option Plan. This Agreement is in all respects subject to the terms and conditions of said Plan. The Option granted hereunder is intended to be a Non-Qualified Stock Option. Optionee acknowledges that Optionee is not holding any other stock options granted by the Company. Optionee shall execute this Agreement and return it to the Company within thirty (30) days after the mailing or delivery by the Company of this Agreement. If Optionee shall fail to execute and return this Agreement to the Company within said thirty (30) day period, the Option shall automatically terminate. The section headings in this Agreement are solely for convenience of reference and shall not affect its meaning or interpretation.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

INTELLI-CHECK - MOBILISA, INC.

By:

Optionee:

Name